EXHIBIT 99.1

Thursday July 20, 8:54 am Eastern Time

Company Press Release

SOURCE: RSL Communications, Ltd.

RSL COM Receives $100 Million Loan Facility from Ronald S. Lauder

HAMILTON, Bermuda and NEW YORK, July 20 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news) today announced that it has signed an agreement for an unsecured loan facility totaling $100 million with its Chairman of the Board and principal shareholder, Ronald S. Lauder. The loan facility is available until June 30, 2001.

Ronald S. Lauder, Chairman of RSL COM said "The Company's continued focus on data/Internet products in its European operations and the disposition of non-strategic assets to improve its financial strength is the best way to maximize shareholder value. This loan facility will be available for RSL COM to continue to fund key growth areas and pursue opportunities in its core markets. I continue to support RSL COM and am confident in management's ability to implement this plan."

"Our primary shareholder continues to endorse the Company's strategy and is demonstrating his continued financial support," said Itzhak Fisher, President and CEO of RSL COM. "While we have the right, beginning in 2001, to sell our shares in Telegate Holding for minimum proceeds of approximately $400 million, this loan facility will give us additional flexibility to implement our business plan and continue our European data and Internet initiatives. With the Company's cash on hand, monetization of additional non-core assets, and this loan facility from Ronald Lauder, we will have more than enough capital to operate our business into the first quarter of 2002."

The Company will pay LIBOR plus 4.5% on any amounts drawn under the facility and will issue to Mr. Lauder warrants to purchase 75,000 RSL COM Class A common stock at $11.50 per share for each $5 million drawn under facility. The Company will only issue warrants to Mr. Lauder if loans are drawn on the facility.

RSL Communications, Ltd. is a facilities-based communications company that provides a broad range of data and Internet, voice and value-added service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through its subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol telephone network with 71 points of presence in 36 countries. For additional information on RSL Communications, Ltd. visit the website at http://www.rslcom.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. For a detailed discussion of these cautionary statements, risk factors and uncertainties please refer to the Company's filings with the Securities and Exchange Commission.

SOURCE: RSL Communications, Ltd.